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[LINCOLN FINANCIAL GROUP(R) LOGO]

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                       (the "Company", "We", "Our", "Us")
                                A Stock Company

                   SERVICE OFFICE:   [1300 South Clinton Street
                                     Fort Wayne, Indiana 46802-3506
                                     (800) 234 - 3500]


GROUP VARIABLE ANNUITY CERTIFICATE WITH GUARANTEED WITHDRAWAL BENEFIT



We agree, subject to the terms and conditions of this Certificate, to provide the benefits described herein while this Certificate is in force and to provide any other benefits, rights and privileges specified in this Certificate.

NOTICE OF RIGHT TO EXAMINE CONTRACT

Within twenty (20) days after this Contract is first received, it may be cancelled for any reason without penalty by delivering or mailing it to the representative through whom it was purchased or to the Service Office of the Company. Upon cancellation, We will return any deposits made to this Contract as of the Valuation Date on which the Company receives the cancellation request.

You may obtain a copy of the Group Annuity Contract by contacting Us at Our Service Office. Additional information may also be found in the prospectus.

                             Signed for the Company

         /s/ Dennis R. Glass                 /s/ Charles A. Brawley, III
         -------------------                 ---------------------------
             President                           Secretary


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                               TABLE OF CONTENTS


                                                                     Page
CERTIFICATE SPECIFICATIONS                                            3

DEFINITIONS                                                           4

ANNUITANT ACCOUNT VALUE                                               5

GUARANTEED WITHDRAWAL BENEFIT (GWB)                                   5

GAI AMOUNT                                                            5

VALUATION OF SEPARATE ACCOUNT                                         8

OTHER ANNUITY OPTIONS                                                 8

PROOF OF AGE                                                          8

DISCONTINUANCE                                                        8

PAYMENT UPON DEATH                                                    8

Termination of the GWB                                                9

CHARGES AND OTHER DEDUCTIONS                                          9



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                           CERTIFICATE SPECIFICATIONS

GROUP ANNUITY CONTRACT NUMBER:     [LNC 012345]

GROUP ANNUITY CONTRACT OWNER:      [Lincoln Financial Group Trust Company, LLC]

CERTIFICATE EFFECTIVE DATE:        [July 1, 2014]

GWB EFFECTIVE DATE:                [Oct 1]

ANNUITANT:                         [The Certificate Owner]

CERTIFICATE OWNER:                 The person to whom this Certificate is issued
                                   under the terms of the Group Annuity Contract and referred to as the Annuitant in the Certificate.

SEPARATE ACCOUNT:                  [The Lincoln National Separate Account XX]
                                   See Valuation of Separate Account

CERTIFICATE MINIMUMS AND MAXIMUMS:

Minimum Annuitant Age on Benefit Election Date:                 [55]

Maximum Age for any Measuring Life applicable to an
Automatic Annual Step-Up:                                       [85]

Maximum Annual Deposit:                                       $ [500,000]
     (Not including Your initial rollover of funds from the Original Group Annuity Contract)

Maximum Income Base:                                          $ [2,000,000]



CHARGES AND EXPENSES:

Guaranteed Maximum Annual Mortality and Expense Risk and Administrative Charge
Rate: [0.65] %

Guaranteed Maximum Monthly GWB Charge Rate: [0.167]%

Initial Monthly GWB Charge Rate: [0.090]%

TRANSFER LIMIT

Period:                   [180 days]

Amount:                   [$25,000]



MORTALITY TABLE USED TO DETERMINE GUARANTEED ANNUITY PAYMENT OPTIONS AND PURCHASE RATES:

Annuity 2000 Individual Annuity Mortality Table Female, Projected to 2030 and then Generation projection Scale G modified with assumed interest rate of return of 1.00% per year.



                                       3
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DEFINITIONS

ANNUITANT - is the Certificate Owner (You) for whom this Certificate is issued and for whom an Annuitant Account Value (AAV) has been established. The Annuitant is a natural person used to determine the benefits in accordance with the terms of the Certificate. A Certificate may only have one Annuitant. The Annuitant may not be changed while a Certificate is in force.

BENEFICIARY - is the person or entity designated by the Annuitant to receive a death benefit, if any, payable upon the death of the Annuitant.

BENEFIT ELECTION DATE - is the date You have established with Us to begin GAI Withdrawals. Once a Benefit Election Date has been established it cannot be changed. A Benefit Election Date cannot be established prior to an Annuitant reaching the Minimum Annuitant Age on the Benefit Election Date as shown on the Certificate Specifications page.

BENEFIT YEAR - is the 12-month period measured from the first GWB Effective Date and each year thereafter.

BENEFIT YEAR ANNIVERSARY - is the same day each year as the GWB Effective Date. If in any calendar year, such anniversary day is not a Valuation Date, any event set to occur on the Benefit Year Anniversary shall occur on the next Valuation Date.

CERTIFICATE - is this Group Variable Annuity Certificate with a Guaranteed Withdrawal Benefit to which You have rolled over funds from the Original Group Annuity Contract.

CERTIFICATE EFFECTIVE DATE - is the date this Certificate is issued as shown on the Certificate Specifications page.

CONFORMING WITHDRAWALS - are Withdrawals taken after the Benefit Election Date for which the cumulative amount withdrawn from the AAV in that Benefit Year is equal to or less than the GAI. If You established a Benefit Election Date under the Original Group Annuity Contract, a Conforming Withdrawal will include any amount withdrawn up to the remaining GAI from the Certificate Effective Date to the next Benefit Year Anniversary.

EXCESS WITHDRAWALS - are all Withdrawals taken prior to the Benefit Election Date. On and after the Benefit Election Date, the cumulative amount of all Withdrawals in a Benefit Year that exceed the GAI will be considered Excess Withdrawals.

GWB EFFECTIVE DATE - is the anniversary day of the Guaranteed Withdrawal Benefit
(GWB) effective date established for the Certificate Owner under the Original Group Annuity Contract. It is shown on the Certificate Specification page. If in any calendar year, the anniversary day of the GWB Effective Date is not a Valuation Date, any event set to occur on the anniversary day of the GWB Effective Date shall occur on the next Valuation Date.

FUND - is the underlying balanced fund in which amounts allocated to the Annuitant Account Value (AAV) and held in Our Separate Account are invested.

MEASURING LIFE OPTION - indicates how many natural persons are used to determine the GWB . Under the Single Measuring Life Option, the Annuitant is used to determine the GWB. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the GWB . Once the Measuring Life Option is established, it cannot change.

MEASURING LIFE - is a natural person used to determine the benefits under this Certificate.

ORIGINAL GROUP ANNUITY CONTRACT - is an Annuity with a Guaranteed Withdrawal Benefit (GWB) issued by Us to a qualified plan that was in effect just prior to the Certificate Effective Date from which You, the Annuitant, have rolled over funds.


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SECONDARY LIFE - is the second natural person, if any, used to determine the
GWB. On the Benefit Election Date, any Secondary Life must be an Annuitant's Spouse. The Secondary Life may not be changed.

SPOUSE - is an individual who would be recognized as a Spouse under Federal Law.

TRANSFER - is a deposit received from other investment options within the Transfer Limit period (as shown on the Contract Specifications page) of any Withdrawal. We reserve the right to impose a dollar limit on the total of any Transfer made into an AAV. Transfer does not include scheduled allocations resulting from a systematic rebalancing feature of a plan investment option. The dollar limit is shown on the Contract Specifications page. Valuation Date - is the close of the market of each day that the New York Stock Exchange is open for business.

VALUATION PERIOD - is the period commencing at the close of business on a particular Valuation Date and ending at the close of business on the next succeeding Valuation Date.

WITHDRAWAL - is any amount deducted from an AAV as requested by the Certificate Owner.

YOU AND YOUR - is the Certificate Owner shown on the Certificate Specification page.

ANNUITANT ACCOUNT VALUE

We receive amounts into the Certificate from You based on deposits You make. The initial Annuitant Account Value (AAV) is equal to Your initial rollover amount from the original Group Annuity Contract. Amounts allocated to the AAV are held in Our Separate Account and invested in an underlying balanced fund ("Fund"). You can obtain information about the Fund's investment policies, investment risks, fees and expenses from the prospectus for the Fund. We have the right to substitute a different Fund under certain circumstances with prior notice to the Annuitants and/or beneficiaries. We also have the right to restrict the amount of any deposit(s) that occurs after a Transfer was made from the Certificate that exceeds the amount shown within the time period specified in the Transfer Limit as shown on the Certificate Specification page. Your AAV is increased by deposits You make and reduced by the amounts withdrawn from the AAV. Your AAV also increases and decreases in value because of increases and decreases in the value of the Fund and is reduced by the charges and other deductions described later in this Certificate. If Your AAV is reduced to $0 after the date You elect to begin receiving the Guaranteed Withdrawal Benefit, You will be prohibited from making any additional deposits.

GUARANTEED WITHDRAWAL BENEFIT (GWB)

This Certificate provides that the Certificate Owner may withdraw, each Benefit Year, an amount up to the Guaranteed Annual Income ("GAI"), for the lifetime(s) of the Measuring Life(s), provided, You, under the Single Measuring Life Option or You and any Secondary Life, under the Joint Measuring Life Option, are at least as old as the Minimum Annuitant Age on the Benefit Election Date as shown on the Certificate Specification page. As long as the GAI is not reduced to $0, then the GAI may be withdrawn during the lifetime of any Measuring Life.

If You have not established a Benefit Election Date, You must notify Us of Your Benefit Election Date under this Certificate. Your election to begin GAI Withdrawals must be received in good order.

GAI AMOUNT

The GAI and GAI rate will be set and may be reset as described below.

If You had established a Benefit Election Date and were receiving GAI Withdrawals under the Original Group Annuity Contract, the initial GAI Amount under this Certificate is the same amount as last calculated under the Original Group Annuity Contract. If the Certificate Effective Date is not the same as the Benefit Year Anniversary date, You will receive only the amount of GAI remaining from the Original Group Annuity Contract for that Benefit Year until your next Benefit Year Anniversary. Your GAI Amount may be adjusted in subsequent years as shown below.


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Once You establish a Benefit Election Date under this Certificate, the initial
GAI Amount is equal to Your Income Base multiplied by the Weighted GAI Average rate. For additional deposits into this Certificate over and above Your initial rollover of funds, the GAI rate table in effect at the time of deposit will apply. We will periodically review the GAI rates (Single and Joint) and make adjustments (up or down) based on the interest rate environment as well as the competitive environment of similar products. We will not change these rates more often than annually and You will be notified of any such rate change applicable to the deposits received after the effective date of the rate change. If the Benefit Election Date is different than the Benefit Year Anniversary, the first payment of the initial GAI is equal to the initial GAI times the Partial Year Adjustment. The Partial Year Adjustment is equal to (a) divided by (b); where:
(a) is equal to the number of days between the Benefit Election Date and the Benefit Year Anniversary immediately following the Benefit Election Date; and
(b) is the total number of days in one Benefit Year.

Your GAI can go up as You age and reach the next GAI rate. This will only happen if You have a Automatic Annual Step-Up in Your Income Base after Your birthday when You reach the age in which You are eligible for an increased GAI rate. For example, If Your GAI rate is [5.0]% and You are now [71] (the age for the next GAI rate) AND You have a Automatic Annual Step-Up in Your Income Base at Your next Benefit Year Anniversary, Your GAI rate will go up by [1.0]% to [6.0]%. If You do not have a Automatic Annual Step-Up to Your Income Base, Your GAI rate will stay at [5.0] %. If the Measuring Life Option is joint, the GAI rate will be set and reset based upon the age of the younger Measuring Life.

WEIGHTED AVERAGE GAI RATE   The GAI rate on the date of Your first GAI
Withdrawal is the weighted average of the GAI rates in effect under the Original Group Annuity Contract and this Certificate. The Weighted Average GAI rate will be determined as the sum of the GAI rates for each GAI rate table for the Age of the Measuring Life and the Measuring Life Option chosen, where the GAI rate for each GAI rate table is determined as ((a) divided by (b)) times (c); where

   (a) is the portion of the Income Base calculated on the basis of deposits made, Automatic Annual Step-Ups and Withdrawals during the time the GAI rate table is in effect;
   (b) is the total Income Base; and
   (c) is the GAI rate for the Age of the Measuring Life and the Measuring Life Option chosen on the Benefit Election Date for that GAI rate table.

[For example, if all of Your deposits and Automatic Annual Step-Up calculations occurred with a GAI rate of 5%, and Your AAV is $150,000 and Your IB is $200,000, then Your GAI rate is 5% and Your GAI is $10,000. Alternatively, assume ninety percent of Your deposits had an associated GAI rate of 5.0% and ten percent of Your deposits had an associated GAI rate of 6.0%. Likewise, assume that ninety percent of the Automatic Annual Step-Up value had an associated GAI rate of 5.0% and ten percent had an associated GAI rate of 6.0%. The Weighted Aaverage GAI rate for the IB would be 5.1%. In the example above, the GAI would be $10,200 (ninety percent of the $200,000 IB at 5% = $ 9,000 and ten percent of the $200,000 IB at 6% = $ 1,200).]

If any portion of an AAV is withdrawn, due to either a Conforming Withdrawal or Excess Withdrawal, the Withdrawal will be taken pro rata from the AAV allocated to each GAI rate table during the time the AAV had a value greater than zero ($0). On the Valuation Date following the date of an additional deposit, Excess Withdrawal or an Automatic Annual Step-up, the Weighted Average GAI rate will be recalculated.

INCOME BASE   Your Income Base (IB) is not a cash value or account value. It is used solely to calculate the GAI. Your initial Income Base is the same amount as last calculated under the Original Group Annuity Contract. The IB cannot exceed the Maximum Income Base as shown on the Certificate Specification page. Your IB can increase and decrease in the following ways:

- INCREASES TO YOUR IB. Your IB can be increased by additional deposits made to this Certificate by You. On Your Benefit Year Anniversary, Your IB will be eligible for a Automatic Annual Step-up to Your AAV on that date.


                                       6
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   AUTOMATIC ANNUAL STEP-UP OF THE INCOME BASE

   Following Your GWB Effective Date, an Automatic Annual Step-Up of Your Income Base to equal the AAV may only occur on the Valuation Date immediately prior to the Benefit Year Anniversary if the following condition(s) is/are satisfied:

   1. the age(s) of the Measuring Life or both Lives as of the Valuation Date, are less than the Maximum Age for any Measuring Life applicable to an Automatic Annual Step-Up calculation, as noted on the Certificate Specification page; and

   2. the AAV as of that Valuation Date is greater than the Income Base.

   The Automatic Annual Step-Up will occur after the addition of any deposits made and the deduction of any Withdrawals.

   For example: Assume Your Certificate Effective Date is April 10, 2014 and the Your GWB Effective Date is July 1. Your Income Base from the Original Group Annuity Contract calculated at the time of Your Certificate Effective Date was $100,000. On July 1, 2014, Your AAV is equal to $105,000. Your Income Base will be reset to $105,000 (the greater of Your AAV of $105,000 or Your prior Income Base plus deposits less any Excess Withdrawals which was $100,000). In addition, assume You deposit an additional $3,000 on November 1, 2014. On July 1, 2015, Your AAV is equal to $106,000. Your Income Base will be equal to $108,000 (The greater of Your prior Income Base plus deposits less Excess Withdrawals for the year ($105,000 + $3,000) or Your AAV as of July 1, 2016 ($106,000)).

- DECREASES TO YOUR IB. Your IB will generally decrease if an Excess Withdrawal is taken from Your AAV. An Excess Withdrawal reduces Your IB in the same proportion, by which the balance in Your AAV was reduced by the Excess Withdrawal. Consequently, an Excess Withdrawal can reduce Your IB by more than the dollar amount of the Excess Withdrawal. An Excess Withdrawal can therefore have a significant negative effect on Your IB. A Conforming Withdrawal will have no impact on Your IB.

   For example: Assume You have a $200,000 IB and an AAV of $150,000. You have not yet elected to receive Your GAI; instead You decide to withdraw $50,000. Your AAV would decline from $150,000 to $100,000, or a decrease of 33.3%. Your IB of $200,000 would likewise be reduced by 33.3% to $133,333. Notice that Your Withdrawal decreased Your IB by $66,667 which is more than the actual Withdrawal amount.

WITHDRAWALS   Withdrawals from the Certificate can be made only at Your
direction and may not exceed Your AAV on the Valuation Date prior to the date of the Withdrawal.

In addition, after You begin receiving GAI Withdrawals, any Withdrawal that is due to a required minimum distribution (age 70 1/2 Withdrawals) taken as part of a systematic monthly or quarterly installment withdrawn via the Company's automatic withdrawal service that is over and above Your GAI will not be considered an Excess Withdrawal and thus will not reduce Your benefit. Any other Withdrawal will be an Excess Withdrawal. Prior to the Benefit Election Date, any Withdrawal that is due to a required minimum distribution will be treated as an Excess Withdrawal and will decrease Your IB as described above.

VALUATION OF THE SEPARATE ACCOUNT

The Separate Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Separate Account will not be charged with liabilities from any other part of Our business. Income, gains, and losses, realized or unrealized, of the Separate Account will be credited to or charged against the Separate Account.

The Separate Account is divided into subaccounts. When an amount is deposited to or withdrawn from the subaccounts, the number of units is adjusted.


                                       7
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Units are used to value all amounts allocated to or withdrawn from the subaccount as a result of deposits, Withdrawals, or fees and charges. The value of a unit may increase or decrease from Valuation Period to Valuation Period. The number of units is determined by dividing the amount allocated to or withdrawn from the subaccount by the dollar value of one unit of the subaccount as of the Valuation Date the transaction becomes effective. The number of units held for an Annuitant in the subaccount will not be changed by any change in the dollar value of units in the subaccount.

The value of a unit was arbitrarily established at the inception of the subaccount. The unit value for the subaccount for any later Valuation Period is determined as (a) minus (b) divided by (c); where:

   (a) is the total value of Fund shares held in the subaccount, calculated by multiplying the number of Fund shares owned by the subaccount at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period, and adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period;

   (b) is the liabilities of the subaccount at the end of the Valuation Period (such liabilities include daily charges imposed on the subaccount and may include a charge or credit with respect to any taxes paid or reserved for by Us that We determine is a result of the operation of the subaccount); and

   (c) is the outstanding number of units in the subaccount at the beginning of the Valuation Period.

The unit value may increase or decrease the dollar value of benefits under the Certificate.

OTHER ANNUITY OPTIONS

The Certificate also offers a traditional annuity that You can choose in lieu of the GWB described herein. If You are interested in a traditional annuity, You can make that request by calling Us directly at Our Service Office.

PROOF OF AGE

We may require proof of the age at the time the GWB is paid or GAI election is made. If Your age has been misstated, We will adjust future benefits in accordance with the terms of the Certificate on the basis of the correct age.

DISCONTINUANCE

We reserve the right to void any GWB and pay only the AAV in the event You make any material misrepresentation in connection with the establishment of any AAV under the Certificate.

PAYMENT UPON DEATH

Upon Our receipt of notice of Your death, or the death of any surviving Secondary Life, and any required forms to effect the payment, We will make a payment to Your primary Beneficiary named under this Certificate.

If You are not receiving GAI Withdrawals, the amount of such payment will be equal to [the greater of:

   (a) ]Your AAV on the first Valuation Date after the death benefit is approved by Us for payment; [or
   (b) the sum of all of Your deposits decreased by any Death Benefit Reductions. Death Benefit Reductions, are made whenever an Excess Withdrawal occurs. Excess Withdrawals will reduce the sum of all deposits in the same proportion that an Excess Withdrawal reduces Your AAV.]

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If You are receiving GAI Withdrawals, the death benefit paid as the final payment may be a lump sum or under a settlement option We make available and will be equal to [the greater of:

   (a) ]Your AAV on the first Valuation Date after the death benefit is approved by Us for payment; or
   (b) the sum of all of Your deposits decreased by any Death Benefit Reductions. ][ Death Benefit Reductions, as applied to the determination of the final payment, are made whenever a Withdrawal occurs, either Excess or Conforming. If Your Withdrawal is an Excess Withdrawal, the reduction to the sum of all deposits will be in the same proportion that an Excess Withdrawal reduces Your AAV. Conforming Withdrawals will reduce the sum of all deposits on a dollar for dollar basis.]

TERMINATION OF THE GWB

The entire GWB payable will irrevocably terminate if the Certificate terminates. An Annuitant's GWB will also terminate upon:

   (a) the date both the Income Base and GAI equal $0;

   (b) Your death or the death of any surviving Secondary Life, if You elected to take GAI Withdrawals under the Joint Measuring Life Option; or

     (c) Your death prior to the Benefit Election
        Date.

Upon termination of the GWB, all benefits and charges associated with Your benefit will terminate.

CHARGES AND OTHER DEDUCTIONS

Subject to the terms and conditions of the Certificate, certain charges and other deductions may be assessed against, or deducted from, Your AAV, including:

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE RATE   This charge is
included in the daily unit value and is [0.05% to 0.65%] annually. The Guaranteed Maximum Annual Mortality and Expense Risk and Administrative Charge Rate is shown on the Certificate Specifications page.

MONTHLY GWB CHARGE   We deduct a fee to pay for the GWB and expenses associated with the GWB. The rate is multiplied by the IB on the last Valuation Date of each month to determine the amount of the fee. The Initial Monthly GWB Charge Rate and the Guaranteed Maximum Monthly GWB Charge Rate are shown on the Certificate Specifications page. We reserve the right to increase the monthly GWB charge rate, but it will never exceed the Guaranteed Maximum Monthly GWB Charge Rate shown on the Certificate Specifications page. We will not change these rates and You will be notified in advance of any such rate change.

These charges described above will not result in a reduction to Your IB.

Deductions from the AAV of up to [0.20%] annually, for recordkeeping charges as directed by You, will not result in a reduction to your Income Base.


                                       9
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                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                       (THE "COMPANY", "WE", "OUR", "US")

                                A STOCK COMPANY


                       Service Office:     [1300 South Clinton Street
                                           Fort Wayne, Indiana 46802-3506
                                           (800) -234-3500]





             If You have any questions concerning this Certificate,
                       please contact Our Service Office.